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                                                                    EXHIBIT 10.3

                     [TECHNITROL GTI CORPORATION LETTERHEAD]


FOR IMMEDIATE RELEASE        CONTACT:
May 27, 1998                 Technitrol:  David Stakun (215) 355-2900
                             GTI:         Bruce Myers (619) 537-2500
                                          Lori Squier (619) 537-2500


                            TECHNITROL, GTI ANNOUNCE
                           DEFINITIVE MERGER AGREEMENT

     PHILADELPHIA - Technitrol, Inc. (NYSE: TNL) and GTI Corporation (NASDAQ:
GGTI) announced today that they have signed a definitive agreement for GTI and its principal operating unit, Valor Electronics, Inc. to be acquired by Pulse, a wholly-owned subsidiary of Technitrol. Technitrol anticipates that all existing GTI-Valor facilities will be integrated into existing Pulse facilities.

     Under the terms of the agreement, each common share of GTI will be converted into $3.10 in cash, and each preferred share will be converted into $726.37 in cash, for an aggregate purchase price of approximately $34 million. Closing, which is expected by mid-September of 1998, is subject to required regulatory approvals, the approval of GTI shareholders, and other terms and conditions normally found in agreements of this type.

     "This acquisition affords Pulse a very attractive opportunity to solidify its leadership in the local area network magnetics market and to create significant long-term value for Technitrol shareholders," said Chairman James M. Papada, III.

     Added Technitrol President and Chief Executive Officer Thomas J. Flakoll, "We feel the integration of Valor's product lines with those of Pulse will create considerable customer value as well. We eagerly look forward to completing this acquisition and getting under way."



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Technitrol, GTI Sign Derfinitive Merger Agreement -- two



     GTI President and Chief Executive Officer Albert J. Hugo-Martinez said, "In addition to being fair to our shareholders, we believe this agreement will produce a strong business combination that will greatly benefit our customers."

     Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers of networking, telecommunications and computer equipment, electrical switching devices, and other products. For more information, visit Technitrol's Web site at http://www.technitrol.com.

     Through Valor Electronics, Inc., GTI Corporation is a multinational manufacturer and leading supplier of magnetics-based components for signal processing and power transfer functions primarily in local area networking and also in telecommunications and broadband products.



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